Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

November 9, 2012

Southwestern Energy Company

2350 North Sam Houston Parkway East, Suite 125

Houston, TX 77032

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company, a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to $1,000,000,000 aggregate principal amount of the Issuer’s 4.10% Senior Notes due 2022 (the “Exchange Notes”) to be offered in exchange for an equal amount of the Issuer’s outstanding 4.10% Senior Notes due 2022 originally issued on March 5, 2012 (the “Original Notes”). The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuer, the “Registrants”). The Exchange Notes will be issued under an indenture dated as of March 5, 2012 (the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) an executed copy of the Indenture;

(b) the Registration Statement and the documents incorporated by reference therein; and

(c) the form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuer and the Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Southwestern Energy Company, et al., p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Exchange Notes have been duly authorized by all necessary corporate action of the Issuer and that when the Exchange Notes, in the form included in the Indenture, have been duly executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Issuer in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (x) we have assumed that such Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, (i) the waiver of defenses contained in Section 11.8 of the Indenture may be ineffective to the extent that any such waiver involves a matter of public policy under the law of the State of New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

In giving the foregoing opinion relate to the validity, binding effect or enforceability of any agreement or obligation of any Arkansas-incorporated Guarantor, we have relied without independent investigation, as to matters relating to the law of the State of Arkansas, on the opinion of Friday, Eldredge & Clark, LLP, a copy of which is filed as Exhibit 5.2 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

Southwestern Energy Company, et al., p. 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ William F. Gorin
William F. Gorin, a Partner